Exhibit 99.1

              UNOVA Announces Third Quarter 2003 Results

    EVERETT, Wash.--(BUSINESS WIRE)--Oct. 24, 2003--UNOVA, Inc.
(NYSE:UNA):

    -- ADS continues strong segment operating margin expansion versus prior year quarter.

    --  IAS restructuring progress includes the sale of Lamb Body &
        Assembly.

    -- Positive net cash flows result in cash exceeding total debt for the first time in Company's history.

    UNOVA, Inc. (NYSE:UNA)(www.unova.com) today announced results for the third quarter of 2003.
    For the third quarter of 2003, UNOVA reported a net loss of ($1.3) million, or ($0.02) per share, on revenues of $278.0 million. Earnings from continuing operations for the quarter were $4.1 million, or $0.07 per diluted share, compared to $15.8 million, or $0.26 per diluted share, on revenues of $318.2 million for the third quarter of 2002.
    In both the third quarters of 2003 and 2002, the Company reached confidential settlements for intellectual property (IP) disputes regarding its smart battery patents. Accordingly, segment operating results from both periods included significant royalty income. Segment operating profit from IP settlements in the third quarter 2003 were $23.7 million lower than the prior-year quarter. Segment operating profit from product and service revenues of $6.5 million represents a $3.3 million increase compared to the third quarter of 2002 despite the $15 million revenue decline.
    Special charges of $1.0 million affected pre-tax operating results for the third quarter of 2003, comprising expenses for the ongoing consolidation and restructuring within IAS and the relocation of Corporate headquarters.
    During the quarter, the Company sold principally all the assets and existing backlog of its Lamb Body & Assembly Systems division. The Company's revenues, costs and expenses from continuing operations exclude the results of Lamb Body & Assembly for 2003 and 2002.
    Loss from discontinued operations, including a loss on disposal of ($3.1) million, totaled ($5.5) million and ($9.3) million for the three- and nine-month periods ending September 30, 2003, respectively. The loss from discontinued operations totaled ($1.5) million and ($4.2) million for the comparable three- and nine-month periods of the prior year.
    UNOVA's net cash (defined as total cash and cash equivalents less total debt) improved $23.3 million during the third quarter 2003 to $17.8 million primarily due to continued positive cash flows from operations and the sale of Lamb Body & Assembly. Total cash at September 30, 2003 was $226.3 million.

    Automated Data Systems (ADS)

    In the third quarter of 2003, revenues at the Company's ADS segment, comprising Intermec Technologies, were $178.7 million. ADS revenues for the comparable third quarter of 2002 were $198.5 million.
    The ADS segment recorded a $22.2 million operating profit for the third quarter of 2003 compared to an operating profit of $40.3 million for the third quarter of 2002. As stated earlier, segment operating profit from IP settlements in the third quarter of 2003 were $23.7 million lower than the comparable prior-year period.
    ADS' third quarter 2003 product and service revenues increased $5.6 million and related segment operating profit also increased $5.6 million compared to the third quarter of 2002. Systems & Solutions product revenues grew six percent, service revenues grew nine percent, and Printer/Media product revenues declined five percent.
    Geographically, the Europe, Middle East and Africa (EMEA) region continued to show strong results. Revenues in EMEA grew 42 percent over the comparable prior-year period. North America revenues declined four percent. Revenues in the rest of the world declined 27 percent versus an unusually strong prior-year quarter. Fluctuations in foreign currency exchange rates provided a favorable $5 million impact.
    Operating margin on ADS product and service revenues was 7.7 percent in the third quarter 2003, three percentage points greater than the comparable prior-year quarter. The improvement was driven by an approximate three point increase in product and service gross margins.
    Intermec announced several new products in the third quarter, including the CK-30 industrial terminal, CV-60 vehicle mount terminal, and the PM4i RFID-enabled smart label printer. The company also announced an RFID "Ready to Go" kit comprising comprehensive product and professional service offerings to allow customers to evaluate RFID technology for emerging warehouse and supply chain management applications.

    Industrial Automation Systems

    The Industrial Automation Systems (IAS) segment reported an operating loss of ($6.4) million on revenues from continuing operations of $99.3 million for the third quarter of 2003, compared to an operating loss of ($4.1) million on revenues from continuing operations of $119.7 million for the third quarter of 2002.
    The company's consolidation and restructuring plans reached an important milestone as Cincinnati's metal cutting and service parts businesses began to operate from the new facility in Hebron, Ky.
    During the quarter, IAS signed an alliance agreement with Shenyang, the largest machine tool supplier in the People's Republic of China. The new partnership will increase machine tool content from China and the potential for bidding activities on diesel and large-volume gasoline engine programs in China.
    Backlog for all IAS continuing businesses is $282.6 million at September 30, 2003, $68.6 million greater than the end of 2002. IAS backlog in both periods is adjusted to reflect the discontinued operations of Lamb Body & Assembly.
    UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries.
    www.unova.com.

    Forward-looking Statement

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to reduce its costs and generate cash flow from its industrial businesses, the Company's ability to realize its intentions with respect to the future performance of its ADS operations including its new product launches, its ability to successfully manage and complete large-scale industrial systems contracts for new customers, its ability to be successful in its international partnerships for industrial products, its ability to successfully obtain critical components for its products, and its ability to compete for large-scale mobile computing installations. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, the following which are beyond the Company's control: the presence of competitors with greater financial resources, complexities of managing large-scale systems contracts, favorable relationships with its suppliers, renewed capital spending among automotive and aerospace companies, successful management of large-scale mobile computing roll outs, continued spending on information technology equipment by ADS customers, and other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    UNOVA, INC.

    THIRD QUARTER 2003 - EARNINGS CONFERENCE CALL

    UNOVA, Inc. will hold a conference call on Monday, October 27 at 10:30 am Eastern time to review financial results from the third quarter 2003, hosted by UNOVA CEO Larry Brady and UNOVA CFO Michael Keane. The dial-in number for the call is 484-630-4544. The call will also be broadcast on the Internet via a link from the investor's Web page at UNOVA's Web site, and at the following link:
    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=UNA&script=
1020&item_id=ew,797397,1,107429,315250,358003,1
    Approximately two hours after the call, and for approximately 15 days after the call, a playback can be heard 24-hours a day by dialing 402-998-1076.


                              UNOVA, INC.
           (amounts in thousands, except per share amounts)

                                Three     Three     Nine      Nine
                                Months    Months    Months    Months
                                Ended     Ended     Ended     Ended
                              September September September September
                                  30,       30,       30,       30,
                                 2003      2002      2003      2002
                              ----------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Preliminary)

Sales and Service Revenues    $ 278,024 $ 318,165 $ 821,734 $ 939,266
                               --------- --------- --------- ---------
Costs and Expenses
     Cost of sales and service  185,036   206,379   564,417   636,865
     Selling, general and
      administrative             76,479    74,464   226,033   222,588
     Depreciation and
      amortization                6,249     7,864    19,651    24,814
     Special charges                988     5,200     2,933     9,888
                               --------- --------- --------- ---------
      Total Costs and
       Expenses                 268,752   293,907   813,034   894,155
                               --------- --------- --------- ---------
Operating Profit From
 Continuing Operations            9,272    24,258     8,700    45,111
     Interest, net               (3,133)   (4,928)  (10,172)  (16,636)
                               --------- --------- --------- ---------
Earnings (Loss) From
 Continuing
  Operations Before Taxes         6,139    19,330    (1,472)   28,475
     Provision for income
      taxes                      (2,000)   (3,517)   (6,200)   (5,866)
                               --------- --------- --------- ---------
Earnings (Loss) From
 Continuing Operations            4,139    15,813    (7,672)   22,609
     Loss from discontinued
      operations                 (5,474)   (1,502)   (9,346)   (4,206)
                               --------- --------- --------- ---------
Net Earnings (Loss)           $  (1,335)$  14,311 $ (17,018)$  18,403
                               ========= ========= ========= =========


Basic Earnings (Loss) per
 Share
     Continuing Operations    $    0.07 $    0.27 $   (0.13)$    0.39
     Discontinued Operations      (0.09)    (0.02)    (0.16)    (0.07)
                               --------- --------- --------- ---------
      Net earnings (loss)
       per share              $   (0.02)$    0.25 $   (0.29)$    0.32
                               ========= ========= ========= =========


Diluted Earnings (Loss) per
 Share
     Continuing Operations    $    0.07 $    0.26 $   (0.13)$    0.38
     Discontinued Operations      (0.09)    (0.02)    (0.16)    (0.07)
                               --------- --------- --------- ---------
      Net earnings (loss)
       per share              $   (0.02)$    0.24 $   (0.29)$    0.31
                               ========= ========= ========= =========

Shares Used in Computing Earnings (Loss)
 per Share
    Basic                        58,970    58,005    58,621    57,713
    Diluted                      60,830    58,687    58,621    58,592


              SELECTED SEGMENT INFORMATION (Preliminary)

Sales and Service Revenues

Automated Data Systems        $ 178,721 $ 198,466 $ 520,643 $ 536,797
Industrial Automation Systems    99,303   119,699   301,091   402,469
                               --------- --------- --------- ---------
Total Sales and Service
 Revenues                     $ 278,024 $ 318,165 $ 821,734 $ 939,266
                               ========= ========= ========= =========

          Operating Profit (Loss) From Continuing Operations

Segment Operating Profit
 (Loss)
     Automated Data Systems   $  22,177 $  40,294 $  52,674 $  77,508
     Industrial Automation
      Systems                    (6,419)   (4,153)  (22,850)   (2,462)
                               --------- --------- --------- ---------
Total Segment Operating Profit   15,758    36,141    29,824    75,046
Corporate and Other              (5,498)   (6,683)  (18,191)  (20,047)
Special Charges                    (988)   (5,200)   (2,933)   (9,888)
                               --------- --------- --------- ---------
Operating Profit From
 Continuing Operations        $   9,272 $  24,258 $   8,700 $  45,111
                               ========= ========= ========= =========


                             UNOVA, INC.
               CONSOLIDATED BALANCE SHEETS (Preliminary)
                        (amounts in thousands)


                                       September 30,     December 31,
                                                2003             2002
                                       --------------   --------------
Assets

Current Assets
     Cash and cash equivalents         $     226,264    $     178,269
     Accounts receivable, net                265,821          341,171
     Inventories, net
         of progress billings                133,596          138,468
     Deferred tax assets                      68,269           78,612
     Assets held for sale                     30,022                -
     Other current assets                      8,944            9,247
                                        -------------    -------------

         Total Current Assets                732,916          745,767

Property, Plant and Equipment, Net            77,351          126,936

Goodwill and Other Intangibles, Net           75,236           75,345

Deferred Tax Assets                          118,535          103,559

Other Assets                                  69,103           73,174
                                        -------------    -------------

Total Assets                           $   1,073,141    $   1,124,781
                                        =============    =============

Liabilities and Shareholders' Investment

Current Liabilities
     Accounts payable and
          accrued expenses             $     263,604    $     286,715
     Payroll and related expenses             61,633           72,211
                                        -------------    -------------

        Total Current Liabilities            325,237          358,926

Long-term Obligations                        208,500          224,700

Other Long-term Liabilities                  125,029          123,257

Shareholders' Investment
     Common stock                                594              586
     Additional paid-in capital              678,389          674,715
     Retained deficit                       (255,317)        (238,299)
     Accumulated other comprehensive
      loss                                    (9,291)         (19,104)
                                        -------------    -------------

        Total Shareholders'
         Investment                          414,375          417,898
                                        -------------    -------------

Total Liabilities and
    Shareholders' Investment           $   1,073,141    $   1,124,781
                                        =============    =============


                              UNOVA, INC.
          CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)
                 Nine Months Ended September 30, 2003
                        (amounts in thousands)


Cash and Cash Equivalents
   at Beginning of Period                              $    178,269
                                                        ------------

Cash Flows from Operating Activities:
  Net loss                                                  (17,018)
  Adjustments to reconcile net
     loss to net cash provided
     by operating activities:
         Depreciation and amortization                       20,618
         Changes in working capital
            and other operating activities                   63,488
                                                        ------------

     Net Cash Provided by Operating Activities               67,088
                                                        ------------

Cash Flows from Investing Activities:
   Capital expenditures                                     (14,072)
   Other investing activities                                 8,742
                                                        ------------

     Net Cash Used in Investing Activities                   (5,330)
                                                        ------------

Cash Flows from Financing Activities:
   Repayment of long-term obligations                       (16,200)
   Other financing activities                                 2,437
                                                        ------------

     Net Cash Used in Financing Activities                  (13,763)
                                                        ------------

Resulting Increase in Cash
   and Cash Equivalents                                      47,995
                                                        ------------

Cash and Cash Equivalents
   at End of Period                                    $    226,264
                                                        ============

    CONTACT: UNOVA
             Michael E. Keane, 425-265-2402
             or
             David S. Brooks, 425-265-2472